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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Health Management Systems, Inc.:

We consent to incorporation by reference in the registration form S-3 (File No. 33-91518) and forms S-8 (File Nos. 33-65560, 33-76638, 33-76770, 33-95326 and
33-33706) of Health Management Systems, Inc. of our report dated November 24, 1998, relating to the consolidated balance sheets of Health Management Systems, Inc. and subsidiaries as of October 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended October 31, 1998 and related schedule, which report appears in the October 31, 1998 Annual Report on Form 10-K of Health Management Systems, Inc.

/s/ KPMG LLP

New York, New York
January 25, 1999